CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 30, 2008, relating to the financial statements and financial highlights which appear in the March 31, 2008 Annual Reports to Shareholders of Credit Suisse Alternative Capital Multi-Strategy Master Fund, LLC, Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC, Credit Suisse Alternative Capital Long/Short Equity Master Fund, LLC and Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC (the Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
June 26, 2008